Exhibit 10.2

Form of Performance Stock Unit Award Agreement

CERIDIAN HCM HOLDING INC.

2018 Equity Incentive Plan

Performance Stock Unit Award Agreement

Participant Name:

Participant ID No.:

Grant Date: February [__], 2020

Target Performance Stock Units: [INSERT]

Performance Period: January 1, 2020 to December 31, 2020

This Performance Stock Unit Award Agreement (this “Agreement”) is made by and between Ceridian HCM Holding Inc., a Delaware corporation (the “Company”), and the above-named participant (the “Participant”), effective as of the above-designated grant date (the “Grant Date”).

RECITALS

WHEREAS, the Company has adopted the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Committee and/or the Board has authorized and approved the grant of an Award to the Participant that will provide the Participant the opportunity to acquire a target number of shares of Common Stock (“Shares”) upon the settlement of performance-based restricted stock units on the terms and conditions set forth in the Plan and this Agreement (“Performance Stock Units”).

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.

Grant of Performance Stock Unit Award. The Company hereby grants to the Participant the above-designated target number of Performance Stock Units (the “Target Performance Stock Units”) on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in the Plan.  For purposes of this Agreement, "Employer" means the Subsidiary that employs the Participant (to the extent the Participant is not directly employed by the Company).  Each Performance Stock Unit represents a contractual right to receive one (1) Share upon the satisfaction of the terms and conditions of this Agreement.  The actual number of Performance Stock Units that may become vested and settled pursuant to this Agreement will depend on the Company’s achievement of the performance metrics defined and reflected in Exhibit A to this Agreement (the "Performance Metrics") during the Performance Period.  The number of Target Performance Stock Units shall be equally apportioned to each Performance Metric.

2.	Vesting and Forfeiture of Performance Stock Units.
(a)

Normal Vesting.  Subject to the terms and conditions set forth in the Plan and this Agreement, the Award shall vest with respect to the Target Performance Stock Units, if any, as determined pursuant to the terms of Exhibit A, which is incorporated by reference herein and made a part of this Agreement; provided that (except as set forth in Section 3 below) the Award shall not vest with respect to any Performance Stock Units under the terms of this Agreement unless the Participant remains in Service from the Grant Date through the date on which the Committee determines the actual number of Performance Stock Units that vest pursuant to the achievement of the Performance Metrics (the “Certification Date”).  The Committee shall determine the actual number of Performance Stock Units that vest pursuant to the achievement of the Performance Metrics and such determination shall be final and conclusive. Until the Committee has made such a determination, none of the Performance Metrics will be considered to have been satisfied.  Such certification shall occur, if at all, no later than three (3) calendar months following the last day of the Performance Period.

(b)	Vesting upon Change in Control. Upon a Change in Control, the Target Performance Stock Units shall fully vest so long as the Participant remains in Service through the date of the Change in Control.

3.

Treatment of Performance Stock Units upon Termination of Service.  If the Participant terminates Service prior to the Certification Date for any reason (regardless of whether the termination is initiated by the Participant, the Company or the Employer), the Performance Stock Units shall be forfeited except as provided as follows:

(a)

Death.  If the Participant terminates Service prior to the end of the Certification Date by reason of death, the Target Performance Stock Units shall fully vest and shall be settled in accordance with Section 4 (whereby the date of the Participant's death shall be treated as the Certification Date).

(b)

Involuntary Termination Without Cause on or after October 1.  If the Participant's Service is terminated involuntarily by the Company or the Employer, as applicable, without Cause on or after October 1, 2020 but prior to the Certification Date, the Performance Stock Units shall be forfeited (regardless of whether the Participant otherwise may be entitled to receive termination compensation, severance pay or pay in lieu of notice of termination).  In lieu of the forfeited Performance Stock Units, the Participant shall receive a cash payment as soon as reasonably practicable following the date of the Participant's termination equal to a pro-rata number of the Target Performance Stock Units (based upon the 3-month average of the Fair Market Value of a Share on the Grant Date). For purposes of the foregoing, the pro-ration shall be determined based upon a fraction, the numerator of which shall equal the total number of days from the Grant Date to the Participant’s termination date, and the denominator shall equal the total number of days in the Performance Period.

(c)

Retirement. If the Participant terminates Service prior to the Certification Date by reason of retirement upon attaining age 55 and 15 continuous years of Service, the Performance Stock Units shall be forfeited.  In lieu of the forfeited Performance Stock Units, the Participant shall receive a cash payment as soon as reasonably practicable following the Participant's retirement date equal to a pro-rata number of the Target Performance Stock Units (based upon the 3-month average of the Fair Market Value of a Share on the Grant Date).  For purposes of the foregoing, the pro-ration shall be determined based upon a fraction, the numerator of which shall equal the total number of days from the Grant Date to the Participant's retirement date, and the denominator shall equal the total number of days in the Performance Period.

4.

Settlement. The Company shall deliver to the Participant within forty-five (45) days following the Certification Date of the Performance Stock Units a number of Shares equal to the aggregate number of Performance Stock Units that vest as of such date. No fractional Shares shall be delivered; the Company shall pay cash in respect of any fractional Shares. The Company may deliver such shares either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of Shares to be issued in respect of the Performance Stock Units, registered in the name of the Participant. Notwithstanding the foregoing, the Performance Stock Units may be settled in the form of: (a) cash, to the extent settlement in Shares (i) is prohibited under applicable laws, (ii) would require the Participant, the Company or the Subsidiary that employs the Participant (the “Employer”) to obtain the approval of any governmental and/or regulatory body in the Participant's country of residence (and country of employment, if different), or (iii) is administratively burdensome; or (b) Shares, but the Company may require the Participant to immediately sell such Shares if necessary to comply with applicable laws (in which case, the Participant hereby expressly authorizes the Company to issue sales instructions in relation to such Shares on the Participant's behalf).

5.	Responsibility for Taxes.

(a)

The Participant shall be solely responsible for the payment and withholding of all income, employment and other taxes attributable to the Participant under this Agreement (the “Tax-Related Items”), and the Participant shall timely remit all taxes to the Internal Revenue Service, Canada Revenue Agency and/or any other required governmental agencies. The Participant further acknowledges and agrees that, during and after the Participant’s termination of Service, the Participant will indemnify, defend and hold the Company harmless from all taxes, interest, penalties, fees, damages, liabilities, obligations, losses and expenses arising from a failure or alleged failure to make the required reports and payments for income taxes.

(b)

Where the Company or the Employer is required by local laws in the Participant’s country of residence (or country of employment, if different) to deduct or withhold any Tax-Related Items, then prior to the relevant taxable or taxable withholding event, as applicable, the Participant agrees to pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all such Tax-Related Items required to be withheld. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all such Tax-Related Items required to be withheld by having the Company withhold a sufficient number of whole Shares that the Participant otherwise would have received upon vesting of the Performance Stock Units; provided, if the foregoing tax withholding method is impermissible under applicable law, one or a combination of the following withholding methods shall be used (as determined by the Company):

(i)	withholding from the Participant’s wages or other cash compensation, if any, paid to the Participant by the Company or the Employer;
(ii)

withholding from the proceeds from the sale of Shares acquired upon vesting, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) including pursuant to a broker-assisted settlement; or

(iii)	any other arrangement satisfactory to the Company or the Employer regarding payment of such Tax-Related Items.

Depending on the withholding method, the Company or the Employer may withhold or account for any such Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company or the Employer in good faith and in its sole discretion) or other applicable withholding rates.

(c)

Finally, where and to the extent that Section 5(b) is applicable, the Participant agrees to pay to the Company or the Employer any number of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company or the Employer may refuse to honor the vesting of the Performance Stock Units,or refuse to deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the personal obligations in connection with the Tax-Related Items required to be deducted or withheld by the Company or the Employer.

6.

Adjustment of Shares. If there shall occur any change with respect to the outstanding shares of Common Stock as provided by Section 4.5 of the Plan, the Performance Stock Units may be adjusted accordingly.

7.

Compliance with Laws. If the Participant is resident or employed outside of the United States, as a condition of participation, the Participant agrees to repatriate all payments attributable to the Shares or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of Shares acquired under the Plan) in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and the Employer, as may be required to allow the Company and the Employer to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

8.

Private Placement. If the Participant is resident or employed outside of the United States, the Performance Stock Units are not intended to be a public offering of securities in the Participant’s country of residence (or country of employment, if different). The Company has not submitted a registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the Performance Stock Units are not subject to the supervision of local securities authorities.

9.

No Advice Regarding Participation. No employee of the Company or its Subsidiaries is permitted to advise the Participant regarding participation in the Plan. The Participant should consult with the Participant’s qualified personal tax, legal and financial advisors before taking any action related to the Plan.

10.

Insider Trading and Market Abuse Laws: By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). The Participant acknowledges that, depending on the Participant or the Participant’s broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws that may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares or rights linked to the value of Shares during such times the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the Participant’s country of residence (and country of employment, if different). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. Furthermore, the Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any restrictions and the Participant should speak to a personal advisor on this matter.

11.

Imposition of Other Requirements: The Company reserves the right to impose other requirements on the Performance Stock Units, any Shares acquired pursuant to the Performance Stock Units and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable for legal or administrative reasons. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

12.

Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, C.V. (or resume), wage history, employment references, social insurance number, resident registration number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax-related information, plan or benefit enrollment forms and elections, award or benefit statements, any Shares or directorships in the Company, details of all awards or any other entitlements to Shares awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

The Participant understands that Data may be transferred to E*TRADE Financial Corporate Services, Inc. (or any successor Plan Broker) and any third parties assisting in the implementation, administration and management of the Plan including, but not limited to, the Subsidiaries or Affiliates of the Company. These third-party recipients may be located in the Participant’s country of residence (and country of employment, if different) or elsewhere, and the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Company's People and Culture Organization.

The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired. The Participant understands that Data only will be held as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.

The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company's People and Culture Organization. If the Participant does not consent, or if the Participant later seeks to revoke consent, the Participant’s service status and career will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant purchase rights or administer or maintain such purchase rights. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Company's People and Culture Organization.

Finally, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country of residence (and country of employment, if different), either now or in the future. The Participant understands and agrees that he or she will be unable to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.

13.	Nature of the Benefit. The Participant understands and agrees that:
(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and may be amended, modified, suspended or terminated by the Company at any time as provided in the Plan;
(b)

the grant of Performance Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Stock Units, or benefits in lieu of Performance Stock Units, even if Performance Stock Units have been granted repeatedly in the past;

(c)

all decisions with respect to future grants, if any, including, but not limited to, the times when the Performance Stock Units shall be granted and the vesting period will be at the sole discretion of the Company;

(d)

the grant of Performance Stock Units and the Participant’s participation in the Plan shall not create a right to further employment with the Employer, shall not be interpreted as forming an employment or Service contract with the Company and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship at any time (as otherwise may be permitted under local law);

(e)	the Participant’s participation in the Plan is voluntary;
(f)	the Performance Stock Units and any underlying Shares are not intended to replace any pension rights or compensation;
(g)

the grant of Performance Stock Units and the underlying Shares are an extraordinary item of compensation outside the scope of the Participant’s employment (and employment contract, if any) with the Employer and is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)

the acquisition of Shares involves certain risks, and the Participant should carefully consider all the risk factors and tax considerations relevant to the acquisition and disposition of Shares under the Plan;

(j)

the Participant should carefully review all the materials related to the Performance Stock Units and the Plan, and should consult with the Participant's personal legal, tax and/or financial advisors for professional advice in relation to the Participant's personal circumstances;

(k)	the grant of Performance Stock Units will not be interpreted to form an employment contract with the Employer;
(l)

the Company and the Employer are not liable for any exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Shares or any amounts due pursuant to settlement or the subsequent sale of any Shares; and

(m)

no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units under the Plan resulting from termination of the Participant’s employment by the Employer (for any reason and whether or not in breach of local labor laws and whether or not later found to be invalid).

14.

Country Addendum; Interpretation of Terms; General. The term “Country Addendum” means any document prepared by the Company and which refers to this Agreement and contains additional Performance Stock Unit terms to address matters pertaining to the Participant’s then current country of residence (and country of employment, if different). If the Participant is a citizen of a country other than that in which the Participant is currently residing and/or employed, or is considered a resident of another country for local law purposes, the Country Addendum may not apply, or may not apply in the same manner, to the Participant, as shall be determined by the Company in view of applicable laws and the intent of the Company in granting the Award. Further, if the Participant relocates to one of the countries included in the Country Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms as may be necessary or advisable to accommodate the Participant’s transfer). The Country Addendum constitutes part of this Agreement. The Committee shall interpret the terms of the Performance Stock Units, this Agreement, the Plan and any Country Addendum, and all determinations by the Committee shall be final and binding. The Company may, without the Participant’s consent, assign all of their respective rights and obligations under the Performance Stock Unit to their respective successors and assigns. Following an assignment to the successor of the Company, as applicable, all references herein to the Board of Directors and Committee shall be references to the board of directors and committee, as applicable, of the successor of the Company. This Agreement, the Plan and any Country Addendum contain the complete agreement between the Company and the Participant concerning the Performance Stock Units, are governed by the laws of the State of Delaware (or the laws stated in an applicable Country Addendum), and may be amended only in writing, signed by an authorized officer of the Company. The Participant will take all actions reasonably requested by the Company to enable the administration of the Performance Stock Units and Plan and/or comply with the local laws and regulations of the Participant’s then current country of residence. No waiver of any breach or condition of this Agreement, the Plan or a Country Addendum shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

15.

Compensation Recoupment Policy. The Performance Stock Units and any Shares issued thereunder shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to the Participant and to awards of this type. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.

16.	Miscellaneous Provisions
(a)

Rights of a Shareholder of the Company. Prior to settlement of the Performance Stock Units in Shares, neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any Shares underlying the Performance Stock Units. To the extent the Company pays any regular cash dividends to its shareholders, dividend equivalent rights with respect to the Shares will be accumulated and will be satisfied in additional Performance Stock Units that are subject to the same terms and conditions of the applicable Performance Stock Units.

(b)

Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(c)

Official Language. The official language of this Agreement, the Plan and any Country Addendum is English. Documents or notices not originally written in English shall have no effect until they have been translated into English, and the English translation shall then be the prevailing form of such documents or notices. Any notices or other documents required to be delivered to Ceridian under this Agreement, shall be translated into English, at the Participant’s expense, and provided promptly to the Company in English. The Company may also request an untranslated copy of such documents.

(d)

Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(e)

Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(f)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.
(g)

Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(h)

Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(i)

Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement and accepts the Performance Stock Units subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

(j)

Section 409A. The Performance Stock Units are intended to be short-term deferrals exempt from Section 409A of the Code (“Section 409A”), to the extent applicable, and notwithstanding anything to the contrary herein, the Plan and this Agreement shall be interpreted and administered consistent with such intent, but in the event that any portion of this Award constitutes deferred compensation within the meaning of Section 409A, then the issuance of Shares shall comply with Section 409A. If any provision of the Plan or this Agreement would, in the reasonable, good faith judgment of the Committee, result or likely result in the imposition on the Participant of a penalty tax under Section 409A, the Committee may modify the terms of the Plan or this Agreement, without the consent of the Participant, in the manner that the Committee may determine to be necessary or advisable to avoid the imposition of such penalty tax. This Section 15(j) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Performance Stock Units will not be subject to taxes, interest and penalties under Section 409A. In no event shall the Company be liable for any such taxes, interest or penalties that may be imposed.

IN WITNESS WHEREOF, the Company and the Participant have executed this Performance Stock Unit Award Agreement as of the dates set forth below.

PARTICIPANT		CERIDIAN HCM HOLDING INC.

By:	Date:	By:	Date:

Printed Name:		Printed Name:

CERIDIAN HCM HOLDING INC.

2018 Equity Incentive Plan

Performance Stock Unit Award Agreement

COUNTRY ADDENDUM

This Country Addendum to the Agreement includes additional terms and conditions that govern the Performance Stock Units and the Participant’s participation in the Plan if the Participant resides and/or works outside of the United States. If the Participant is a citizen of a country other than that in which the Participant is currently residing and/or working, or is considered a resident of another country for local law purposes, the Country Addendum may not apply, or may not apply in the same manner, to the Participant, as shall be determined by the Company in view of applicable laws and the intent of the Company in granting the Award. Further, if the Participant transfers to another country reflected in this Country Addendum, the additional terms and conditions for such country (if any) will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms as may be necessary or advisable to accommodate the Participant’s transfer). Capitalized terms not defined in this Country Addendum but defined in the Agreement or the Plan shall have the same meaning as in the Agreement or the Plan.

AUSTRALIA

1.

Breach of Law. Notwithstanding anything to the contrary in the Agreement or the Plan, the Participant will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth) (or any successor provision), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.

2.	Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

CANADA

1.

Securities Law Information. The Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed.

2.

Termination Date. Notwithstanding any provisions in the Agreement or the Plan to the contrary, the effective date of the Participant’s termination of Service for purposes of the Performance Stock Units shall be the last day of any statutory notice of termination period required under applicable law.

If the Participant is a resident of Quebec, the following provision applies:

3.

English Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressément souhaité que la convention, ainsi que tous les documents, avis et procédures judiciarise, exécutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

IRELAND

No country-specific provisions.

MAURITIUS

No country-specific provisions.

NEW ZEALAND

1.	Securities Law Notice.

WARNING: This is an offer of Performance Stock Units which, upon vesting and settlement in accordance with the terms of the Plan and the Agreement, will be converted into Shares. Shares provide the Participant with a stake in the ownership of the Company. the Participant may receive a return on any Shares acquired under the Plan if dividends are paid.

If the Company runs into financial difficulties and is wound up, the Participant will be paid only after all creditors and holders of preference shares have been paid.  The Participant may lose some or all of his / her investment, if any.

New Zealand law normally requires people who offer financial products to give information to investors before they invest.  This information is designed to help investors make an informed decision.  The usual rules do not apply to this offer because it is made under an employee share scheme.  As a result, the Participant may not be given all the information usually required.  The Participant also will have fewer other legal protections for this investment. On this basis, the Participant should seek independent professional advice before acquiring any Shares under the Plan.

Prior to the vesting and settlement of the Performance Stock Units, the Participant will not have any rights of ownership (e.g., voting or dividend rights) with respect to the underlying Shares.

No interest in any Performance Stock Units may be transferred (legally or beneficially), assigned, mortgaged, charged or encumbered.

The Shares are quoted on the New York Stock Exchange under the symbol "CDAY".  This means that if you acquire Shares under the Plan, the Participant may be able to sell them on the New York Stock Exchange if there are interested buyers.  The price will depend on the demand for the Shares.

The information on risk factors impacting the Company's business that may affect the value of the Shares, the Participant should refer to the risk factors discussion in the Company's Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company's Investor Relations website at https://investors.ceridian.com/overview/default.aspx.

For more details on the terms and conditions of the Performance Stock Units, please refer to the Notice, the Plan and the U.S. prospectus for the Plan which are available on the Stock Plan Administrator’s website and free of charge on request via email to HCMStockEquityAward@cerdian.com.

As noted above, the Participant should carefully read the materials provided before making a decision whether to participate in the Plan. The Participant also should contact his or her tax advisor for specific information concerning the Participant's personal tax situation with regard to Plan participation.

UNITED KINGDOM

1.	Responsibility for Taxes. The following provision supplements Section 5 of the Agreement:

The Participant agrees to be liable for any Tax-Related Items and hereby covenants to pay any such Tax-Related Items, as and when requested by Ceridian or the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision may not apply. In such case, the Participant understands that the Participant may not be able to indemnify the Company for the amount of any income tax not collected from or paid by the Participant and, therefore, any such income tax not so collected from or paid by the Participant within 90 days after the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in the Agreement. However, the Participant is primarily responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

2.

Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to the Performance Stock Units under the Plan, whether or not as a result of termination of employment (whether such termination is in breach of contract or otherwise), or from the loss of diminution in value of the Shares underlying the Performance Stock Units. Upon the grant of the Performance Stock Units, the Participant shall be deemed to have waived irrevocably such entitlement.

***********************************************************

CERIDIAN HCM HOLDING INC.

2018 Equity Incentive Plan

Performance Stock Unit Award Agreement

EXHIBIT A - Performance Metrics

1.	Performance Metrics.
(a)	For the avoidance of doubt, terms defined in the Agreement will have the same definition in this Exhibit A.
(b)

The percentage of the Target Performance Stock Units that vest will be determined based on the Company’s achievement of (1) Cloud Revenue, and (2) Adjusted EBITDA Margin; provided, based on the Company’s financial results for the Performance Period as certified by the Board, the Board determines that both of the following threshold conditions have been satisfied:

(i)	Cloud Revenue equals or exceeds $800M (21.4% year-over-year growth constant currency); and
(ii)	Adjusted EBITDA Margin equals or exceeds 20.5% (including Bureau Revenue).
(c)

Provided that both threshold conditions have been satisfied, the Target Performance Stock Units shall vest based upon achievement of the Performance Metrics as follows; provided, the maximum number of Target Performance Stock Units that may vest, in the aggregate based upon the achievement of the Performance Metrics, is 125% of the Target Performance Stock Units:

(i)	Cloud Revenue. 50% of the Target Performance Stock Units shall vest based upon the Company's achievement of Cloud Revenue during the Performance Period in accordance with the following table:

Performance Metric: Cloud Revenue Achievement	Vesting Percentage of Target Performance Stock Units
Less than $800M	0%
Equals or Exceeds $800M	100%
Equals or Exceeds $821M	150%

** The Vesting Percentage for Cloud Revenue Achievement between $800M and $821M shall be determined on a straight-line basis (linearly interpolated).

(ii)

Adjusted EBITDA Margin.  50% of the Target Performance Stock Units shall vest based upon the Company's achievement of Adjusted EBITDA Margin during the Performance Period in accordance with the following table:

Performance Metric: Adjusted EBITDA Margin	Vesting Percentage of Target Performance Stock Units
Less than 20.5 (including Bureau Revenue)	0%
Equals or Exceeds 20.5% (including Bureau Revenue)	100%

2.	Definitions. For purposes of the Award, the following definitions will apply:
(a)

“Adjusted EBITDA” means net income (loss) before interest, taxes, depreciation, and amortization, as adjusted to exclude: net income (loss) from discontinued operations; non-cash charges for asset impairments; gain (loss) on assets and liabilities held in a foreign currency other than the functional currency of a Subsidiary; share-based compensation expense and related employer taxes; severance charges; restructuring consulting fees; significant acquisitions or disposals and related transaction costs; as well as other non-recurring charges, subject to Board approval.

(b)	"Adjusted EBITDA Margin" means the percentage Adjusted EBITDA to Total Revenue determined by calculating the percentage Adjusted EBITDA divided by Total Revenue.
(c)

“Bureau Revenue” means revenue generated primarily from HCM solutions delivered via a service-bureau model delivered via three primary service lines: payroll, payroll-related tax filing services, and outsourced human resource solutions. Revenue from payroll services is generated from recurring fees charged on a per-process basis. In addition, certain customers use our tax filing services on a stand-alone basis and our outsourced human resource.  Individual services for customers, such as check printing, wage attachment and disbursement, and Affordable Care Act (“ACA”) management are included. Other Additional items included in Bureau revenue are custom professional services revenue; investment income generated from holding Bureau customer funds in trust before funds are remitted to taxing authorities, Bureau customer employees, or other third parties; consulting services related to Bureau offerings; and revenue from the sale of third-party services.

(d)	"Cloud Revenue" means Dayforce and Powerpay, presented on a constant currency basis:
(i)

Dayforce includes global HR, payroll, benefits, workforce management, and talent management on web and native iOS and Android platforms. Dayforce revenue is primarily generated from monthly recurring fees charged on a PEPM basis, generally one-month in advance of service. Dayforce also includes outsourced human resource solutions to certain Dayforce customers. Also included within Dayforce revenue is implementation, staging, and other professional services revenue; revenues from the sale, rental, and maintenance of time clocks; and billable travel expenses.

(ii)	Powerpay revenue is primarily generated from recurring fees charged on a per-employee, per-process basis from small market Canadian customers.
(e)	"Guidance” means the Company’s full year forecasted earnings estimate communicated externally to stockholders and investors on February 5, 2020.
(f)

“All Revenue” means all revenue components, presented on a constant currency basis, is used to assess how our underlying business performed excluding the effect of foreign currency rate fluctuations.  Revenue for use in the Management Incentive Plan (MIP) calculations is defined as Total Revenue, presented on a constant currency basis, with consideration of other adjustments such as the impact of significant acquisitions or disposals, subject to Board approval.

***********************************************************